SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2001

DIRECT FOCUS, INC.

(Exact name or registrant as specified in its charter)

Washington	000-25867	943002667

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 NE 136th Avenue, Vancouver, WA 98684

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (360) 694-7722

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits.
Signature
EXHIBIT 2.1

DIRECT FOCUS, INC.
FORM 8-K

Item 2. Acquisition or Disposition of Assets.

On September 20, 2001, Direct Focus Inc. (“Direct Focus” or the “Company”) through wholly-owned direct and indirect subsidiaries, acquired substantially all of the assets of the fitness equipment division (the “Fitness Division”) of Schwinn/GT Corp. and its affiliates (“Schwinn”) for a cash purchase price of approximately $65 million. The Fitness Division was acquired through a bankruptcy auction in the United States Bankruptcy Court for the District of Colorado, which auction was completed on September 12, 2001. Schwinn filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on July 16, 2001.

The Company’s bid for the Fitness Division was submitted as part of a joint $151 million bid with Pacific Cycle LLC, which was awarded the right to purchase Schwinn’s cycling division through the Chapter 11 proceeding. The acquired assets include plant, equipment and other property used to manufacture, assemble, distribute and sell fitness equipment, including stationary bicycles, treadmills and stair-climbing machines. Direct Focus intends to continue to use the acquired assets for these purposes.

The purchase price for the Fitness Division was determined in the bankruptcy court auction. The Company’s bid was formulated on the basis of historical and projected financial performance. Direct Focus financed the acquisition from cash on hand.

The foregoing description of the Fitness Division acquisition is not intended to be complete and is qualified in its entirety by the complete text of that certain Asset Purchase Agreement by and between Direct Focus and Schwinn, dated September 6, 2001, filed as Exhibit 2.1 hereto, and incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

     (a)  Financial statements of business acquired.

Financial statements for the business acquired as described in Item 2 above will be filed by amendment to this Form 8-K on or before December 4, 2001.

     (b)  Pro forma financial information.

Pro-forma financial information reflecting the effect of the business acquired as described in Item 2 above will be filed by amendment to this Form 8-K on or before December 4, 2001.

     (c)  Exhibits

The following exhibits are filed herewith and this list constitutes the exhibit index.

Exhibit No.	Document Description

2.1	Asset Purchase Agreement by and between Direct Focus and Schwinn, dated September 6, 2001, including the following exhibits and schedules thereto:

Schedule 2.3(a) Purchase Price

The Registrant undertakes to furnish supplementally to the Commission a copy of any omitted schedule or exhibit upon Commission request.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECT FOCUS, INC.

October 3, 2001 (Date)	By:	/s/ Brian R. Cook Brian R. Cook, Chief Executive Officer

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